Exhibit 12(f)

                System Energy Resources, Inc.
 Computation of Ratios of Earnings to Fixed Charges and
             Ratios of Earnings to Fixed Charges


                                                    1992      1993      1994      1995       1996       1997

Fixed charges, as defined:
  Total Interest                                    204,541   190,938   176,504   151,512    143,720   128,653
  Interest applicable to rentals                      6,265     6,790     7,546     6,475      6,223     6,065
                                                   -----------------------------------------------------------
Total fixed charges, as defined                    $210,806  $197,728  $184,050  $157,987   $149,943  $134,718
                                                   ===========================================================
Earnings as defined:
  Net Income                                       $130,141   $93,927    $5,407   $93,039    $98,668  $102,295
  Add:
    Provision for income taxes:
      Total                                          88,853    78,552    36,838    75,493     82,121    74,654
    Fixed charges as above                          210,806   197,728   184,050   157,987    149,943   134,718
                                                   -----------------------------------------------------------
Total earnings, as defined                         $429,800  $370,207  $226,295  $326,519   $330,732  $311,667
                                                   ===========================================================
Ratio of earnings to fixed charges, as defined         2.04      1.87      1.23      2.07       2.21      2.31
                                                   ===========================================================